Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Harry Costello

Hill+Knowlton Strategies

813-221-0030

United Maritime Group, LLC, Announces Agreement

to Sell U.S. United Bulk Terminal, LLC, to an Affiliate of

Oiltanking Holding Americas, Inc.

TAMPA, Fla., May 11, 2012—United Maritime Group, LLC (“UMG”), today announced that it has entered into a definitive agreement to sell U.S. United Bulk Terminal, LLC (“UBT”), a wholly owned subsidiary of UMG, to Bulk Handling USA, Inc., an affiliate of Oiltanking Holding Americas, Inc.

Located in Davant, La., UBT is the largest dry bulk terminal on the Lower Mississippi River, with over 11 million tons of annual throughput capacity, providing storage, blending and transfer services to major producers of coal and petcoke products for the domestic and export markets.

“In the four years since acquiring UBT, we have developed the business into a leading independent provider of terminal and transfer services to the domestic and export markets for coal and petroleum coke. Our UBT team members have maintained a continued focus on safety and customer service while delivering impressive operating and financial performance. Oiltanking is a leading provider of terminal and storage services for liquid petroleum and chemical products globally and is an excellent successor to continue to grow and enhance UBT’s position in the market,” said UMG Chairman and Chief Executive Officer Steven Green.

The transaction is expected to close in the second quarter of 2012, subject to receipt of applicable regulatory approvals and satisfaction or waiver of other customary closing conditions.

Based in Tampa, UMG has subsidiaries that operate in the dry bulk transportation and logistics industry, including U.S. United Ocean Services, LLC (“UOS”), the largest Jones Act coastwise shipping company by deadweight tonnage, and U.S. United Barge Lines, LLC (“UBL”), an inland hopper barge and boat fleet. On April 19, 2012, UMG announced that it entered into a definitive agreement to sell UBL to Ingram Barge Company of Nashville, Tenn., subject to receipt of applicable regulatory approvals and satisfaction or waiver of other customary closing conditions.

Oiltanking Holding Americas, Inc., is a wholly owned subsidiary of Oiltanking GmbH, which is a subsidiary of Marquard & Bahls, AG, a leading privately owned German petroleum company. Oiltanking is the second largest independent tank storage provider for petroleum products, chemicals and gases worldwide. The company owns and operates 72 terminals in 22 countries in Europe, North and South America, the Middle East, India and Asia. Oiltanking has an overall storage capacity of approximately 121 million barrels. Oiltanking Holding Americas, Inc., also owns a 71% combined general partner and limited partner interest in Oiltanking Partners, LP (NYSE: “OILT”), a growth-oriented publicly traded master limited partnership engaged in the terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas.

BofA Merrill Lynch acted as the financial advisor to UMG, and Willkie Farr & Gallagher, LLP, acted as legal counsel to UMG on the transaction.

About United Maritime Group

United Maritime Group is an integrated transportation company focused on serving the domestic and export coal and petroleum coke markets. UMG was acquired from TECO Energy in December 2007 by an investment group, including Greenstreet Equity Partners, LLC, an affiliate of Greenstreet Partners, LP, a private investment company; Jefferies Capital Partners, a middle-market private equity investment group; and AMCI Capital, LP, a joint venture between the owners of privately held American Metals and Coal International, Inc., a global coal and resources firm, and affiliates of First Reserve Corporation, a leading investment firm specializing in the energy industry. For more information on UMG, visit our website at www.unitedmaritimegroup.com.

Forward-Looking Statements

This announcement contains forward-looking statements that involve significant risks and uncertainties. All statements that are not historical facts are forward-looking statements, including: statements that are preceded by, followed by, or that include the words “believes,” “anticipates,” “plans,” “expects” or similar expressions; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; and any statements of assumptions underlying any of the foregoing. Investors and other interested parties are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond UMG’s control. Risks and uncertainties that could cause results to differ from expectations include uncertainties as to the timing of the closing of the transaction described in this announcement, the possibility that various closing conditions for the transaction may not be satisfied or waived, and other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission by UMG. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on UMG’s results of operations or financial condition. UMG does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future developments or otherwise.